Exhibit 99.2

TRANSCRIPT

Barry Hollingsworth, Chief Financial Officer

Thank you and good morning everyone. Welcome to the Parent Company’s first quarter earnings call for our fiscal year 2008. With me today is Mike Wagner, president and chief executive officer.

Before we get started, I’d like you to know that certain matters in this call are forward-looking statements that are subject to risks and uncertainties. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied. Although we may believe that expectations are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Please refer to the risk factors noted in our 10-K, filed with the SEC on May 1st.

On May 6, 2008, we filed an 8-K providing guidance of expected first quarter revenues of $9.8 to $10.0 million with a net loss expectation of $6.1 to $6.3 million. We will file our 10-Q later today, and we’ll file the contents of this call, including Q&A, in an 8-K filing with the SEC early next week.

Net sales in Q1 were $9.9 million, which compares to $7.3 million in the prior year on a reported basis.

Total operating costs were $9 million in Q1, compared to $5.9 million in the prior year. Our operating expenses are broken down into fulfillment, selling and marketing, and G&A.

Prior year results do not include the results of the BabyUniverse side of the business, which we acquired in October 2007. For context, BabyUniverse reported a net loss of $1.7 million in their first quarter last year, which is not included in our reported results.

Fulfillment expenses increased $210,000 or 12% to $2 million in the first quarter from $1.8 million in the prior year. First quarter fulfillment expenses improved to 20.3% of net sales compared to 24.8% in the prior year.

Selling and marketing expenses increased to $2.4 million in Q1 from $1.5 million in the comparable quarter last year, due primarily to $1.0 million in selling and marketing costs related to the acquired baby business that were not incurred in the reported prior year results.

Sales and marketing expenses consist of customer service, credit card fees, royalty expense, net advertising, catalog marketing, promotional expenses incurred by us on behalf of our partners, and payroll related to buying, business management and marketing functions.

General and administrative expenses increased to $4.6 million in the first quarter from $2.7 million in the comparable quarter last year, due primarily to the additional G&A expense associated with the acquired baby business, and public company costs such as legal, audit, additional D&O insurance, and Sarbanes Oxley costs that we did not have in the prior year. We have approximately $300,000 of one-time costs included in our Q1 G&A line, primarily legal fees.

Interest expense was $633,000 in Q1, compared to $1.6 million in the prior year. The decline was due to a lower average debt level in the first quarter of fiscal 2008 compared to the prior year. Our total debt was $18.5 million at the end of the quarter. And that compares to $64 million a year ago, which was converted to common stock at the time of the merger in October. Total D&A, depreciation and amortization was $529,000 in the quarter, compared to $309,000 last year. The $529,000 of D&A includes $104,000 of amortization expense for the intangible assets related to the October merger. After October of this year, all of these intangible assets will have been expensed.

Our CapEx was $164,000 in the quarter compared to $368,000 in the prior year. For the year, we expect to keep our CapEx at around $700,000 to $800,000.

We also had $247,000 of non-cash stock-based comp in the quarter compared to $10,000 in the prior year. The $247,000 of stock-based comp is comprised of $200,000 of restricted stock amortization and the remainder is expense incurred for employee stock options.

On a go forward basis, our stock based comp will track at this level – about $250,000 per quarter. We have 465,000 shares of employee stock options outstanding, and 42,000 warrants outstanding currently.

We have 24.2 million shares of common stock outstanding, and no preferred stock. So you will see no preferred dividends in the quarter, compared to $225,000 in dividends last year.

Our balance sheet includes $23.3 million of current assets. And that includes $18.7 million of net inventory. This compares to $15.4 million of inventory in the prior year, and $2.3 million of the increase is inventory on the baby side of the business. Our revolving debt was $18.5 million at the end of the quarter, and it’s currently at essentially the same balance. We are in compliance with all of our debt covenants.

And with that, I’m going to turn it over to Mike Wagner.

Mike Wagner, CEO

Thanks, Barry. Hello, everyone. Thank you very much for joining today. I’m Mike Wagner, CEO of The Parent Company.

On the call today, we’ll discuss the business environment and performance of all of our key business segments:

•	We’ll discuss our baby business acquired from BabyUniverse in our merger and rationalized to profitability over recent months, now positioned for the right kind of growth in 2008, profitable growth.

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We’ll discuss our acquired Luxury business continues to operate with attractive economics. And I’ll tell you what we are doing to build our luxury brands through catalog marketing expertise that has long been a standard of our business, an example of how the merged segments are working together.

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We’ll discuss a toy business that has rebounded nicely from the challenges of the highly publicized China toy recalls and, more specifically, the reduction in our sales contribution form a key partner.

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Also related to our Toy category, we’ll discuss the steps we have taken to re-establish sales from our partner channel. The drop in revenues from this channel was a big issue for us in the 4th quarter. We think we have put in place attractive solutions to replace this hole in our sales as we move into next year.

•

On the content side of the equation, we’ll talk about two exciting new elements of our business model. First, the expected increase in advertising revenue as we open up our eCommerce sites and our 59 million unique visits to advertisers. Second, and likely much more valuable in the long run, is the expected third quarter launch of Toys.com – a site that we hope will become the internet’s primary search site for families looking for Toy-related products and content. Imagine the Google, or the Shopping.com, of the Toy space.

I will elaborate on these highlights in the next several minutes.

To give you a quick overview of our company, The Parent Company’s family of brands includes seven e-commerce sites and three e-content and new media sites, and our focus is parents and their children. Our customers meet The Parent Company through our content sites, ePregnancy, BabyTV or PoshCravings. We then introduce them to our baby sites, BabyUniverse, PoshTots and Dreamtime Baby. As that child grows, our toy brands, eToys and My Twinn, are a perfect fit. We are able to offer growing families highly relevant information and products from pre-pregnancy through pre-teen.

Our goal is to build loyalty with that parent audience as they are planning their family and continue that relationship through the child’s early teenage years.

Our Baby business includes BabyUniverse and Dreamtime Baby. These sites resemble upscale baby boutiques, but with a much larger assortment. We offer a significant number of high-end baby brands you won’t find at the discounters or large chains including strollers that retail between $600 and $900.

Our goal for the baby business is to fine-tune the marketing spend, and reach 75% of the previous sales volume with half of the online marketing costs. In the first quarter, we took important steps to reach this goal. We started the quarter at 40% of the 2007 sales volume and ended at 63% of the 2007 sales volume while reducing online marketing costs by 59% of the prior year.

We are clearly moving in the right direction with the BabyUniverse brand, and achieving this goal will turn the baby sites into a profit center for The Parent Company.

In terms of major initiatives, we completed a new graphical look for the BabyUniverse website in the first quarter. We have seen increased conversion rates since the new site look launched. Following our site upgrade, our average order value on the BabyUniverse site was $154, an increase of 12% over the first quarter of 2007.

At the time of the site redesign, we also tested the first-ever BabyUniverse catalog. It’s a beautiful catalog, and we’ve gotten a lot of positive feedback on the design. Since it was a test, we mailed catalogs to samples of different customer segments. Some segments are performing better than others. We believe the buying cycle for this catalog is approximately 90 days. The last catalogs arrived in homes at the beginning of May. It’s too early to analyze the results accurately, but we are hopeful that this has been a successful marketing initiative. If you’re interested in seeing the catalog, we encourage you to request one on the BabyUniverse website.

In the next few months, we will launch the first products from an expansive new line of proprietary baby items. The new proprietary products are another important initiative aimed at improving product margin while offering good value for our customers.

Our luxury business includes PoshTots, offering beautiful, unique furniture and décor for highly affluent families. This brand caters to some of the country’s wealthiest consumers, and is a very profitable business for us. 90% of the products are drop ship items, representing artisan-created baby and toddler items from smaller vendors across the country.

Our PoshTots sales in the first quarter were relatively flat compared to the same time period last year. We saw an increase in the number of orders with a reduction in the average order size.

We began mailing our annual PoshTots catalog during the first quarter, offering everything from a fantasy fairy-tale themed bed to life-size playhouses and high-end baby gifts. In the first quarter, we have increased the circulation of the Posh Tots catalogs, we are working to grow this business more rapidly since it’s a high-margin and highly profitable brand. The catalogs will continue to arrive in homes throughout the year, and we are continuing to fine-tune the lists. We are working constantly to re-define the right consumer for this specialized catalog.

In early May, we completed a graphical redesign of the PoshTots website, with improved navigation, more ways to shop by theme, and a new look. We’re very pleased with the new look, and we hope you will take the time to visit the PoshTots website.

Our toy business is made up of eToys, a major online toy retailer with more than 20,000 unique toys; KBtoys.com, which we operate under a licensing agreement; and nine strategic retail partners. We support the toy departments for these other online retailers, with merchandising, inventory control and fulfillment.

For our flagship brand, eToys.com, we saw a continued progression of month-to-month sales improvement throughout the quarter compared to the same time period last year. February was our softest month, while April was our strongest.

This trend has continued into May and June, and we have seen comp sales increases to-date. The average order value on the eToys site during the first quarter was up 20% over the first quarter of 2007 with higher gross profit margin.

We expect to launch a newly redesigned eToys site in the third quarter of this year, in advance of the holiday season. The redesign will completely update the look and feel. We will highlight key toy brands and categories more prominently, give more presence to our higher-margin specialty brands, and offer improved navigation and product views. We will also give more visibility to customer reviews, best ratings by customers and most wished-for items. We’re excited about the plans for the eToys site. In fiscal 2007, we had to postpone initiatives on the eToys site due to the BabyUniverse merger and the work needed to move the baby sites onto our platform. We believe the site redesign will improve sales and margin in the important holiday season.

We’re in the production process for the eToys catalog right now. We plan to continue this catalog as it’s a proven way to increase a customer’s average order size and loyalty. However, based on customer response data, we will shift some of the dollars previously spent on catalog marketing to online marketing. We are reducing our lower-performing catalog customer segments and shifting catalog marketing dollars to our online marketing budget, in order to react to consumer buying trends more quickly.

Strategic Retail Partners - As I mentioned earlier, we support the toy departments for a number of major online retailers. In our terminology, these are strategic retail partners. They include Sears, Kmart, Buy.com, QVC, HSN, Amazon, Circuit City and KBtoys.com. We operate KBtoys.com under a licensing agreement.

During the first quarter, we announced a new relationship with Circuit City. We plan to have a small toy assortment on the Circuit City website within a week, and we plan to continue expanding that assortment.

On most of our partners’ web sites, the majority of the toy products come from us. It’s a seamless experience for the customer. When they order a toy from a partner site, they go through the partner checkout process and receive their order from us with that partner’s pack slip.

We are the only company that offers an online toy solution for retailers. We have the product knowledge, inventory, technical resources and fulfillment infrastructure. Because of this, we are seeing increased interest from well-known online retailers that want to form a partnership. We are in discussions with several online retailers and expect to announce new relationships in the next few months. We plan to add at least $3 million in sales from new partners in 2008.

As we stated in our fourth quarter conference call, we had an $11 million dollar shortfall with one of our major partners in 2007 due to systems challenges and major changes to their holiday catalog. Those system issues were start up problems with a new web platform. We are confident those challenges are behind us, since we have been adding new products successfully on a weekly basis. We are working with that partner closely on our 2008 plans. They have committed to substantially improving inventory integrity and by placing a stronger emphasis on toys in their 2008 gift catalog.

Moving on to My Twinn… our proprietary custom doll business. Working from a photo, our artisans create a one-of-a-kind doll that resembles your child. This is a very high quality, fully poseable 23” doll, designed to be both a playmate for the child and a keepsake for the parents later on. The concept also includes matching clothing and accessories for girls and dolls.

Until this year, the My Twinn doll was only available through our My Twinn website, the My Twinn catalog and through QVC. We are continuing our relationship with QVC, with two different custom doll packages in 2008. Our new doll package is scheduled to debut in July.

We are working on a number of initiatives and alternative sales channels to expand the My Twinn business in 2008.

Our content sites play a key role in our overall strategy…94% of women expecting their first or second child go online. And moms represent 43.7% of all women on the internet.

Our content sites include ePregnancy…a popular website targeting parents who are trying to conceive or expecting a child…BabyTV…which offers a wealth of information via online video on a variety of baby and parenting topics…and PoshCravings…featuring four fictional characters as they navigate life as new moms.

All of our content sites feature highly relevant content, video and advertising. We also offer robust social networking features.

The executive team is committed to growing our content sites quickly. As I have mentioned, we made a key hire to manage these businesses during the first quarter. We have mapped out a strategy for each of our three content sites, and analyzed the user experience on each site. We are working to optimize our usability and highlight new and relevant content, on ePregnancy and BabyTV. We offer a great mix of original and syndicated content, and are adding additional syndicated content, and adding additional content daily.

One of our most popular features on ePregnancy is called “Your Pregnancy Week by Week.” We have reformatted this section to make it easier to navigate and read about the experiences of the mom, dad and baby on a weekly basis.

We are working on a series of major initiatives across our brands to meet our objective of positive EBITDA in 2008. Some of these include: monetizing our eCommerce traffic, increasing our product margin, improving our conversion rates and reducing our marketing spend in 2008. With our strong presence in the toy space, we continue to be a fourth quarter business. We are working on many major projects that will pay dividends in the second half of the year.

Advertising - A key goal for 2008 is to monetize the traffic on our existing eCommerce sites. In 2007, we tested some third-party advertising at the end of our checkout process on our core eCommerce sites. Those ads, which launched in November, generated $500,000 in revenue in the fourth quarter of last year.

We have 5.9 million active customers across our sites, with 59 million unique visits to our websites in the last 12 months. This is a powerful platform and very attractive to advertisers.

Based on our 2007 results, we project that our 2008 ad revenue will generate $2 million. 90% of that will drop to the bottom line.

We will begin third-party advertisements on our core eCommerce sites later this summer to be in a position to monetize our holiday traffic. We will start with footer ads and then move to skyscraper ads, which offer a higher CPM.

This concept is growing in popularity. Many major online retailers, including Amazon.com and Buy.com already feature third-party ads. It’s a natural fit for us. As we pitch ad spots on our content sites, we are also getting requests from advertisers for advertising on our eCommerce sites.

This additional revenue will lower our break even sales for our eCommerce sites to help us meet our EBITDA goals. Additionally, it will give us the flexibility to be sharper on pricing for those key drivers in our business this holiday season. That’s even more important in the current economy. We believe this is an important path to shareholder value, in addition to the revenue generated by our eCommerce sites.

Pricing - Having more flexibility in our pricing is part of a larger pricing optimization initiative. We are developing a tool to better monitor pricing issues based on item-level conversion and overall basket size. With tens of thousands of skus, we want to make sure we’re priced right, not too low or too high. This is especially important to us in the fourth quarter when the sales velocity picks up significantly.

We know consumers are especially price conscious right now and even more likely to comparison-shop. We want to make sure that our pricing is consistently competitive. We expect to see an increase in our sales volume with competitive pricing, and we expect to maintain product margins by reducing markdowns.

E-mail Marketing – As I mentioned during our fourth quarter conference call, we implemented a very robust, new e-mail platform across all of our brands in 2007. Historically, our e-mail campaigns generate approximately 12% of the overall revenue for our toy business. The new tool will help us increase click though and conversion as we are able to go deeper into our customer segments and feature highly relevant products and offers. Since we are capable of more refined e-mail marketing with this new tool, we are targeting an increase to 16% of overall revenue on the toy side of our business. E-mail marketing is our most cost-effective marketing tool.

Testing – We have gotten much more aggressive on both A/B testing and Search Engine Optimization. Our additional testing is to ensure that we are attaining optimum conversion on key areas of the site and to catch any problems that are impacting conversion more quickly. Since we have put a stronger emphasis on Search Engine Optimization, we are seeing notable changes in the natural rankings of key brands and categories.

Toys.com - We plan to launch a new website on the Toys.com URL this year. Toys.com will be a product search site, with product reviews and information. Customers will be able to search any toy retail site from toys.com. It’s a unique idea in terms of our marketing spend, as we will drive traffic to our own sites…and if customers choose to visit other sites, we will earn the affiliate revenues. The customer will also be able to create a central wish list on this site.

Some final notes.

I am very confident about the initiatives we have in place to meet our positive EBITDA goals this year.

•	Our well-known brands are household names across the country. They have very strong brand equity and show great promise as we continue to grow each brand.

•	In addition to our eCommerce and eContent brands, we own promising URLs for future content sites, including Toys.com, Birthdays.com and Hobbies.com.

•

Our toy business will be in a strong position for the important fourth quarter. Many of the key initiatives we are working on throughout the year will play important roles in the success of our fourth quarter sales.

•	We are keeping a very close eye on costs, and are constantly looking for areas of cost reduction both large and small, as we work towards our EBITDA goals.

•	We are continuing to reduce our online marketing spend for the baby brands to reach our goal of 75% of previous sales with half of the previous online marketing spend.

•	Also, we are experiencing better traction in our content business and we have made some important hires to grow content quickly.

•	And finally, we have a solid advertising plan for our eCommerce sites to help monetize our valuable audience.

Thank you for joining our call today. I appreciate your time. Barry and I look forward to answering your questions now. I will turn it back over to the moderator….

Question-and-Answer Session

Operator: We’ll take our first question from Shawn Milne - Oppenheimer & Co.

Shawn Milne - Oppenheimer & Co.

Barry, Mike, I’ve got a few so I’ll just list them and see if we can get them all taken care of. Just on the current quarter, the quarter that you just reported, do you have the comp store growth in eToys.com and give us a sense for how you think about that in the next couple of quarters. Secondly, if you look at the second half of the year, one thing that we’re starting to hear a lot about in the eCommerce base is fuel surcharges which tend to work on a lagging basis. Can you give us a sense for your thoughts there? Are you trying to negotiate better deals with the carriers? Do you think you need to change your shipping policies? Anything on that front would be helpful. And then lastly, on Toys.com the comparison shopping site, how do you plan on promoting that site? More through natural search, I mean, obviously the URL would lend itself to that to some extent, or are you going to try to drive it through paid search? And where are you in getting other toy companies listings up? I know it’s early but you’d obviously want to have that well in advance of the fourth quarter.

Michael J. Wagner

Okay, the first part of your question was comp store. First of all, we don’t’ report segments but I will say as we mentioned in here that the PoshTots business was relatively flat for the quarter. Our eToys business started out slightly negative but ended with positive comps, single digits, and has continued into May and June to be that single digit positive comp. Our partners are pretty mixed. We have some partners that are up nicely and we have some partners that are down offsetting the increases there, so overall the partner business was probably a little softer than we would have liked. We don’t’ control the marketing spend there so it’s a little bit more of a challenge. And as I stated in the baby business, we started that off relatively quite a bit lower than planned trying to get to the 75% but ended on a better note that has continued through the period. So our My Twinn business was relatively flat but with a much better product margin due to less clearance items this year versus last year so sales maintained themselves with a much better product margin.

Your second question was fuel surcharges and things. We are seeing a number of things there. We do lock in ahead of time and try to negotiate out some of the fuel surcharges. Our major carrier today is DHL which is going to be stopping their at home service through the post office so we are working with the other carriers to pick up some of that business and we’ll probably have that tied up probably by the end of this week. They don’t go away until September but we are going to change the way we charge shipping. Today if you go to our help section we tell you it’s $3.99 per order plus a pound rate. We are going to go and build our rate tables in the background. We’re not going to charge differently by zones. In other words, if you’re in California you’re not going to pay differently than if you’re in New York, but we are going to pretty much charge the customer, pass through that cost of freight. I don’t know that that’ll be an increase because right now we’ve got people buying under our current rate schedule. We might see a benefit to the consumer that’s buying smaller packages and an increase in cost for the people that are buying bigger heavier packages so I think it’ll be more relative to the way it’s being done. Now a number of retailers today do not show the way they come up with the rate. They basically say put your zip code in here and we’ll tell you what your shipping is and that’s what we’re tracking to do before September is up.

And then the Toys.com; I think the way we’re going to drive traffic mainly on Toys.com is going to be initially through paid search as you build the natural search rankings but we plan to do quite a bit of paid search. As far as signing up affiliates it’s very easy to sign up affiliates. Keep in mind that we’re already selling toys on nine different web sites so even Day 1 without reaching out to a non-affiliated web site, we’ve got quite a bit of mix that can go up there. But our plan is to get the other players in the toy space on that site and that I think is a good avenue for them. One of the reasons we’re looking at it as an affiliate revenue standpoint is I see a need in the shopping channel where the shopping engines are now, and I’m talking about the comparison shopping sites, are now charging on a cost-per-click as opposed to a performance base. There are very few toy retailers present on the shopping channels last holiday season because it’s very difficult to make a profit there. Under our model we’re planning to do it under affiliate revenue so it’s a rev share based on performance. I think it makes more sense. I think we will get participation from the major toy retailers besides our own sites.

Operator: Our next call comes from Kristine Koerber - JMP Securities.

Kristine Koerber - JMP Securities

Can you just update us on kind of where you stand with the system implementation in the baby business with Omniture? I know you had some problems during the first quarter with the key word search. Where do you stand with that? And then just a little more color on the BabyUniverse or baby business catalog. It sounds like results are mixed and if you can just give us a little more color on that, that’d be helpful.

Michael J. Wagner

Omniture; we just implemented Omniture last fall and it’s really two pieces to Omniture. You’ve got your web analytics that basically give you transactional conversion and performance on the front end of the web site. We’ve had no problems with that at all. We also implemented their search optimization key word buying tool that we continue to get better and better at. I think one of our key mistakes initially was relying too much on that for some of the higher velocity key words so we’ve kind of taken those off back manually and we’re letting what I call that second tier of key words manage itself through the Omniture search tool. So I’m very confident. There’s still improvement in that area. As you can see we continue to pay with the BabyUniverse online marketing spend. Some of that was a little bit of reaction to the first quarter to that Omniture tool but I think we’ve got that pretty much on a performance base. Our goal is to run somewhere between 10% to 15% on the BabyUniverse site and add spend to sales that they generate. And just as of last week we’re finally below the 15% range so we’re continuing to fine tune that area and I don’t think that will be an issue and I think we’ll experience some savings in the fourth quarter this year from last year based on having that tool up for a year and optimized the way it should be.

Your next question was on the BabyUniverse catalog. The catalog, you’ve got to keep in mind, we tested a lot of lists, so what that means is there could e a list with 50,000 plus names on it and we’re taking a small sample of that list and sending it out to maybe 5,000, something that’s relevant. From that test we knew that a lot of those lists wouldn’t perform and some would. So the real key as we dissect that is to say, “Okay, here are the ones that worked so now I can send out the other 45,000 names that we never sent to.” And there are going to be a lot of lists that didn’t work and we’ll stop marketing to those lists. So when you say a test, we didn’t expect it to pay for itself immediately. We really wanted to be able to take the segment data of the lists that we rented and say, “Here are the ones that worked. We can go deeper into those lists. And here are the ones that didn’t work and we can eliminate those lists on future mailings.”

Kristine Koerber - JMP Securities

Okay. Can you remind me how many catalogs you mailed during the test?

Michael J. Wagner

To the test it was just under 300,000 so not a big circulation. It went out in a couple of drops. The last drop was in homes in early May. So we’re still waiting to see the results of that.

Kristine Koerber - JMP Securities

Okay. One other question on inventory, inventory looks like it’s in pretty good shape. Just talk about promotional activity during the quarter. Did you have to do anything out of the ordinary as far as promotion?

Michael J. Wagner

Yeah. As I stated earlier the consumer’s been a little finicky. Where we used to run our clearance sales, we used to get what I call a deal customer coming in and buying a lot of that stuff. That deal customer as I said earlier seems to be a little bit softer; probably more impacted by the economic times, but that’s why our margin continues to be improved. The customer that’s coming in is buying the right item for their child, less price sensitive, I don’t want to say not price sensitive but less price sensitive, and we are doing different shipping promotions. Shipping promotions seems to be driving the best results compared to a clearance sale with similar economics. So we’ve kind of shifted after the first quarter we were looking at clearance. The clearance wasn’t doing it and a lot of our clearance sometimes is the close out product that we bought to put on clearance throughout different promotional cycles so it’s not clearance. Some of it’s planned clearance to drive sales. So overall our margin rate continues to be better but we’re seeing better success with shipping promotions as opposed to price promotions.

Operator

And that does conclude the question and answer session today. At this time I’d like to turn the call back to our speakers for any additional or closing remarks.

Michael J. Wagner

Yes, just in closing, I would say that I think we’ve got a lot of opportunities ahead of us, we’ve got a lot of great brands, and it’s really a matter of monetizing them. I think one of the important things that maybe I didn’t emphasize enough is we spent very little resources in our core toy business last year with the BabyUniverse. Shifting those resources as we have now will put us in a pretty powerful position for this fourth quarter this year and I think that’s really important. I don’t know. In the online space, you’re either moving forward or you’re falling behind. So we need to keep moving those sites forward and progressing and I do believe those will pay nice dividends across our businesses this year.

And with that, I’d like to thank everybody for joining the call and have a good day.

END